TRANSITION SERVICES AGREEMENT
This Transition Services Agreement (this “Agreement”), is made as of January 7, 2014 (the “Effective Date”) by and between Team Health, Inc. (the “Company”), a Tennessee corporation and Gregory S. Roth (“Executive”).
WHEREAS, Executive is employed by the Company as its Chief Executive Officer pursuant to an Amended and Restated Employment Agreement dated as of November 25, 2009, as subsequently amended on February 11, 2011 (as so amended, the “Employment Agreement”);
WHEREAS, Executive has announced his desire to retire from his current position as Chief Executive Officer and as a member of the Company’s Board of Directors (the “Board”);
WHEREAS, the Company intends to actively recruit a successor Chief Executive Officer and Executive has agreed to assist the Company in such efforts and thereafter continue to serve as a consultant to the Company to ensure a smooth transition between Chief Executives for a period thereafter as more fully set forth herein; and
WHEREAS, the parties wish to modify, in part, the terms of the Employment Agreement and document the terms of the consulting arrangement with Executive as set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the Company and the Executive agree as follows:
1.Employment Period.
(a)    From the Effective Date and continuing until the Transition Date (as defined below) (such period, the “Employment Period”), Executive shall continue to be employed as Chief Executive Officer of the Company pursuant to the terms of the Employment Agreement, subject only to the modifications set forth in Section 2 below. During the Employment Period, Executive agrees to assist the Company in its efforts to recruit a successor Chief Executive Officer. Upon the end of the Employment Period, Executive shall resign as a member of the Company’s Board and shall also resign from all other officer and board positions held with the Company and its affiliates.
(b)    “Transition Date” shall mean the earliest to occur of (i) such date on which a successor Chief Executive Officer designated by the Board commences employment with the Company (the “New CEO Date”), (ii) the date of Executive’s termination of employment with the Company for any reason and (iii) December 31, 2014, or, if requested by the Board in its sole discretion by notice in writing to Executive prior to December 31, 2014, a subsequent date specified by the Board which date shall be no later than March 31, 2015 (such applicable date under this clause (iii), the “Outside Transition Date”).
2.    Employment Agreement Modifications.
(a)    During the Employment Period, the terms of the Employment Agreement shall remain in full force and effect provided that from and after the Effective Date, the provisions of Sections 6.3 through 6.6 (relating to certain terminations of employment and severance entitlements), shall cease to be applicable or effective; provided that, in the event that a binding letter of intent or agreement to consummate a transaction that would constitute a “Sale of the Company” (as defined in the Employment Agreement) is entered into by the Company prior to the Outside Transition Date and the Sale of the Company is consummated on or prior to the twelve month anniversary of the Outside Transition Date, then unless Executive’s employment hereunder is or was terminated by the Company for Cause (as defined in the Employment Agreement) or due to Executive’s death or Disability (as defined in the Employment Agreement), Executive shall be entitled to the payments and benefits that would have been payable to Executive pursuant to Section 6.6(b) of the Employment Agreement, with such payments commencing upon the later of (i) the end of the Employment Period or (ii) the consummation of the Sale of the Company.
(b)    In the event the Employment Period continues beyond December 31, 2014:
(i)    Executive shall be entitled to commute via Company aircraft, provided the Company continues to maintain a corporate aircraft at such time, until the conclusion of the Employment Period; and
(ii)    Executive shall be entitled to a 2015 MIB bonus (based on actual performance and payable when MIB bonuses are generally paid to other executives) on a pro-rated basis based upon the percentage of calendar year 2015 that shall have expired through the last day of the Employment Period, but Executive shall not be entitled to receive any other incentive-based compensation or equity awards in respect of any portion of 2015.
(c)    In the event of a termination of Executive’s employment during the Employment Period prior to the Outside Transition Date by the Company without Cause or due to the occurrence of the New CEO Date, Executive shall be entitled to continued payment of the compensation and benefits that otherwise would have been payable to Executive pursuant to the Employment Agreement (as modified herein) through the Outside Transition Date; provided, however, that if the New CEO Date occurs on or after January 1, 2015 but prior to the Outside Transition Date, then such compensation and benefits shall terminate as of the date of Executive’s termination of employment. Thereafter, the provisions of Section 3 shall apply.
(d)    In the event of Executive’s termination of employment upon the occurrence of the Transition Date (other than by the Company without Cause pursuant to paragraph (c) above), the Company will pay to Employee the amount of any unpaid Base Salary owed through the date of termination and shall reimburse Executive for any unreimbursed expenses pursuant to Section 5 of the Employment Agreement for expenses incurred in the performance of his duties prior to such termination of employment. Thereafter, the provisions of Section 3 shall apply.
(e)    Upon the expiration of the Employment Period, except for the obligations that may be payable as described in this Section 2, the Employment Agreement shall cease to be of further force or effect, except to the extent specific provisions are incorporated herein by reference.
3.    Consulting Arrangement. Unless Executive’s employment shall have terminated due to Executive’s resignation, termination by the Company for Cause or due to death or Disability, and provided that Executive has complied with Section 1(a) hereof, upon the expiration of the Employment Period the Company shall retain the Executive, and Executive hereby agrees to serve as a consultant to the Company, on the terms and subject to the conditions of this Agreement during the period commencing with the expiration of the Employment Period and continuing until the third anniversary of the Outside Transition Date (the “Consulting Term”). During the Consulting Term Executive will, from time to time at the request of the Company upon reasonable advance notice, provide advice with respect to the business of the Company and its strategic business plan and such other matters as the Company may reasonably request. It is understood that such consulting services shall be incidental to, and shall not interfere with, the other business activities and commitments of Executive which are permitted pursuant to Section 6 below.
4.    Compensation. The Company shall pay Executive a retainer (the “Retainer”) at the rate of $425,000 per year, payable in equal monthly installments during the Consulting Term commencing as of the day following the Outside Transition Date. Subject to Section 5 below and Executive’s continued compliance with Section 7, Executive shall be entitled to the full Retainer regardless of the amount and frequency of consulting services actually requested of him. For the avoidance of doubt, no Retainer shall be payable with respect to any portion of the Consulting Term which occurs prior to the Outside Transition Date.
5.    Status; Employee Benefits; Taxes.
(a)    Status of Executive.
(i)    During the Consulting Term, Executive shall not be an employee of the Company and, except as provided in clause (ii) below, Executive shall not be entitled to participate in any employee benefit plans or other benefits or conditions of employment available to the employees of the Company. Executive shall have no authority to act as an agent of the Company, except on authority specifically so delegated, and he shall not represent to the contrary to any person. He shall not direct the work of any employee of the Company, or make any management decisions, or undertake to commit the Company to any course of action in relation to third persons. Although the Company may specify the results to be achieved by Executive and may control and direct him in that regard, the Company shall not control or direct the Executive as to the specific manner by which such results are accomplished.
(ii)    Executive’s retention as a consultant of the Company during the Consulting Term shall be treated as continued service with the Company for purposes of vesting and any applicable exercise periods under all outstanding equity awards of the Company held by Executive.
(b)    Taxes. It is intended that the Retainer fees paid hereunder in respect of the Consulting Term shall constitute revenues to Executive in respect of service as an independent contractor. To the extent consistent with applicable law, the Company will not withhold any amounts therefrom as federal income tax withholding from wages or as employee contributions under the Federal Insurance Contributions Act or any other state or federal laws. Executive shall be solely responsible for the withholding and/or payment of any federal, state or local income or payroll taxes and shall hold the Company, its officers, directors and employees harmless from any liability arising from the failure to withhold such amounts. Amounts payable to Executive in respect of the Employment Period shall remain subject to Company tax withholding requirements.
6.    Termination. The Consulting Term shall continue until the third anniversary of the Outside Transition Date unless earlier terminated due to Executive’s death. In the event of the expiration or earlier termination of the Consulting Term as described in the preceding sentence, neither the Company nor the Executive shall have any further obligations hereunder, except as set forth in Section 7 hereof.
7.    Restrictive Covenants. The provisions of Section 7 (Restricted Activities) and Section 8 (Inventions and Intellectual Property) of the Employment Agreement are hereby amended and restated as attached hereto in Exhibit A and are incorporated herein by reference (as so amended). The restrictive covenants described in Exhibit A shall represent the exclusive restrictive covenants applicable to Executive with respect to the Company from and after the date hereof.
8.    Miscellaneous Provisions. The provisions of Sections 11 through 27 of the Employment Agreement (Assignment and Binding Effect; Entire Agreement and Modification; Waiver; Governing Law; Notices; Severability; Headings; Confidentiality; Enforcement Costs; Survival; Name or Ownership Change; Compliance with Other Agreements; No Rule of Construction; Indemnification; and Compliance with IRC 409A) are hereby incorporated herein by reference.
9.    Counterparts. This Agreement may be executed in one or more counterparts, which shall, collectively and separately, constitute one agreement.

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement as of the date first above written.
TEAM HEALTH, INC.
/s/ H. L. Massingale

By:    Lynn Massingale, M.D.

Its:    Executive Chairman

EXECUTIVE

/s/ Gregory S. Roth
Gregory S. Roth

Exhibit A (Amended Employment Agreement Restrictive Covenants)

7. Restricted Activities .
7.1 Preliminary Statement. Employee acknowledges that by virtue of Employee’s duties under this Agreement, Employee shall become aware of various sensitive and confidential information, and shall develop contacts and relationships which Employee otherwise would not have had access to or developed. Employee further acknowledges that such information and relationships would give Employee an unfair competitive advantage should Employee compete with the Company. Employee further acknowledges that the Company has certain subsidiaries and affiliates (collectively, the “Related Companies”) and that Employee may also become aware of certain confidential information relating to the Related Companies and will develop certain contacts and relationships with clients or customers of the Related Companies which would give Employee an unfair competitive advantage if Employee should compete with the Related Companies. Accordingly, Employee agrees that Employee shall not, directly or indirectly, whether alone or as a partner, officer, director, investor, employee, agent, member or shareholder of any other entity or corporation, without the prior written consent of the Company, violate any of the covenants (the “Covenants”) set forth in this Section 7. For purposes of this Agreement, the term “affiliate” shall mean any person or entity which controls, is controlled by, or is under common control with the Company or a Related Company.
7.2 Covenant Not to Divulge Confidential Information. During the term of Employee’s employment and consultancy with the Company, whether pursuant to this Agreement or otherwise, and after termination of Employee’s employment and consultancy with the Company, Employee shall not (i) use any Confidential Information of or concerning the Company or the Related Companies except for the Company’s benefit or (ii) disclose or divulge to any third party any Confidential Information relating to the Company or the Related Companies, except as otherwise required by law. “Confidential Information” shall mean information concerning the Company or any Related Company, whether written or oral, which Employee is or becomes aware of and which has not been publicly disclosed. Information shall not be deemed “publicly disclosed” if disclosed by Employee in violation of this Agreement or as a result of such information being disclosed to employees or agents of the Company or any Related Company.
7.3. Covenant Not to Compete or Interfere with Business Relationships. During the term of Employee’s employment or consulting services with the Company, whether pursuant to this Agreement or otherwise, and continuing until the 5th anniversary of the “Outside Transition Date” (as defined in the Transition Services Agreement to which this Exhibit A is attached) Employee shall not engage in any activity competitive with or adverse to the Company or any Related Company described in this Section 7.3.
(a) Employee shall not solicit or hire (for Employee or on behalf of a third party) any person who is then, or during the term of this Agreement was, an employee or contractor (including, without limitation, any contract physicians) of the Company or any Related Company. Contract physicians shall include those physicians with whom the Company or any Related Company then has a contract, or which have actively been recruited by the Company or any Related Company within one hundred eighty (180) days prior to termination of this Agreement.
(b) Employee shall not induce or attempt to induce any person or entity doing business with the Company or any Related Company, to terminate such relationship, or engage in any other activity detrimental to any Related Company. Specifically, Employee shall not solicit or contract with (a) any then current client of the Company or any Related Company, (b) any client with which the Company or any Related Company previously did business during the one (1) year period immediately prior to the third anniversary of the Outside Transition Date, or (c) any prospective client of the Company or any Related Company which the Company or a Related Company was “actively seeking” to do business with within the one (1) year period immediately before the third anniversary of the Outside Transition Date. (For purposes of this Agreement, the Company or a Related Company will be deemed to have been “actively seeking” to do business with a prospective client if the Company or a Related Company did any of the following: (A) met with the administration of such prospective client, (B) submitted a response to a Request for Proposal (“RFP”) or other formal proposal from such prospective client, or (C) made any other written response to a request, solicitation, or initial discussion by or with such prospective client.).
(c) Employee shall not be employed by nor have any financial relationship with any entity which directly or indirectly performs any competitive activity which Employee is individually prohibited from performing under the terms of this Agreement.
(d) Notwithstanding the restrictions specified in this Section 7, nothing herein shall be construed to prohibit Employee from: (i) owning, solely as a passive investment, the securities of an entity which are publicly traded on a national or regional stock exchange or on the over-the-counter market or investing through a private equity fund in securities of an entity that is not publicly traded, provided that Employee (A) is not a controlling person or, or a member of a group which controls, such entity and (B) does not, directly or indirectly, own 5% or more of any class of securities of such entity; (ii) owning, solely as a passive investment, the securities of an entity which are not publicly traded provided that such entity is not engaged in a principal business of providing emergency room services, hospital medicine services or anesthesia services to hospitals; or (iii) being employed by facility healthcare providers such as hospitals, surgery centers, information technology or revenue cycle services providers and the like.
Except as specifically provided herein, Employee is free to engage in any business activity, not otherwise prohibited by this Agreement, in any geographic location.
7.4 Construction. For purposes of this Section 7, the term “then” shall mean at the time of Employee’s engagement in the applicable conduct. The Covenants are essential elements of this Agreement, and but for Employee’s agreement to comply with the Covenants, the Company would not have entered into this Agreement. The Covenant shall be construed as independent of any other provisions in this Agreement. Except as provided in Section 7.6 below, the existence of any claim or cause of action of Employee against the Company or any Related Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of any of the Covenants. The period of time during which Employee is prohibited from engaging in the business practices described in the Covenants shall be extended by any length of time during which Employee is in breach of the Covenants. The Company and Employee agree that the Covenants are appropriate and reasonable when considered in light of the nature and extent of the business conducted by the Company. However, if a court of competent jurisdiction determines that any portion of the Covenants, including without limitation, the specific time period, scope or geographical area, is unreasonable or against public policy, then such Covenants shall be considered divisible as to time, scope, and geographical area and the maximum time period, scope or geographical area which is determined to be reasonable and not against public policy shall be enforced.
7.5 Remedies. The parties agree that if Employee breaches any Covenant, the Company or the Related Companies, as applicable, will suffer irreparable damages and Employee will receive a benefit for which Employee had not paid. Employee agrees that (i) damages at law will be difficult to measure and an insufficient remedy to the Company or a Related Company in the event that Employee violates the terms of this Section 7 and (ii) the Company and the Related Companies shall be entitled, upon application to a court of competent jurisdiction, to obtain injunctive relief to enforce the provisions of this Section 7 without the necessity of posting a bond or proving actual damages, which injunctive relief shall be in addition to any other rights or remedies available to the Company or the Related Companies. No remedy shall be exclusive of any other, and neither application for nor obtaining injunctive or other relief shall preclude any other remedy available, including money damages and reasonable attorneys’ fees. Employee acknowledges and agrees that the Related Companies are intended beneficiaries of the Covenants and shall have the same rights and remedies as the Company to enforce the Covenants.
7.6 Limitation on Enforcement. In the event the Company materially breaches this Agreement by failing to meet a payment obligation hereunder (as defined below), and Employee is not in breach of this Agreement, then Employee shall no longer be bound by the Covenants. For purposes of this Agreement, “materially breaches this Agreement by failing to meet a payment obligation hereunder” shall mean (i) the Company has failed to meet a payment obligation hereunder (and likewise failed to cure such nonpayment within thirty (30) days following notice from Employee) and (ii) the Company did not have a good faith basis to not pay the disputed payment to Employee. If a good faith dispute does exist regarding any payment obligation, the Company shall only be deemed to have materially breached this Agreement by failing to meet a payment obligation hereunder if, after the amount to be paid is determined by a trial court of competent jurisdiction, the Company does not pay such amount awarded by such court within thirty (30) days after the trial court’s decision.
8. Inventions and Intellectual Property. Employee acknowledges that all developments, including, without limitation, inventions, patentable or otherwise, discoveries, improvements, patents, trade secrets, designs, reports, computer software, flow charts and diagrams, procedures, data, documentation, ideas and writings and applications thereof relating to the present or planned business of the Company or any Related Company that, alone or jointly with others, Employee may conceive, create, make, develop, reduce to practice or acquire during the term of this Agreement (collectively, the “Developments”) are works made for hire and shall remain the sole and exclusive property of the Company, and Employee hereby assigns to the Company all of Employee’s right, title and interest in and to all such Developments. All related items, including, but not limited to, memoranda, notes, lists, charts, drawings, records, files, computer software, programs, source and programming narratives and other documentation (and all copies thereof) made or compiled by Employee, or made available to Employee, concerning the business or planned business of the Company or any Related Company shall be the property of the Company and shall be delivered to the Company promptly upon the termination of this Agreement. The provisions of this Section 8 shall survive the termination of this Agreement.